Exhibit 99.1

PRESS RELEASE
Alameda, CA, February 16, 2011

NOTICE OF REVERSE UNIT SPLIT

United States Natural Gas Fund, LP (“USNG”) announced today that it will execute a two-for-one reverse unit split that will be effective for holders of USNG units (“Unitholders”) after the close of the markets on March 8, 2011.  Units of USNG will trade at their post-split prices on March 9, 2011.  USNG’s ticker symbol, “UNG”, will not change, and units of USNG will continue to trade on the NYSE Arca.  USNG’s new CUSIP number will be 912318110.

The reverse unit split will reduce the number of USNG’s units outstanding and will result in a proportionate increase in the net asset value per unit (“NAV”) of USNG.  As a result of the reverse unit split, Unitholders on March 8, 2011 will receive one post-split unit of USNG for every two pre-split units of USNG they hold.  Immediately after the reverse unit split is effective, USNG’s post-split units will have an NAV that is two times higher than that of pre-split units.

The reverse unit split will affect all of USNG’s Unitholders.  The reverse unit split will not affect any Unitholder’s percentage interest in USNG, except to the extent that the reverse unit split results in a Unitholder receiving cash in the transaction.  The NYSE Arca does not permit the trading of fractional units.  As described below, Unitholders otherwise entitled to receive fractional units as a result of the reverse unit split will thus receive cash in lieu of such fractional units.

Illustration of a Reverse Unit Split
The following table shows the effect of a hypothetical 2 for 1 reverse unit split:

Table 1.
Hypothetical Example of a 2-for-1 Reverse Unit Split:

Period	# of Units	Net Asset Value (NAV)	Total Value
Pre-Split	100	$8	$800
Post-Split	50	$16	$800

Redemption of Fractional Units and Tax Consequences for the Reverse Unit Split
USNG Unitholders that hold USNG units that are not an exact multiple of USNG’s reverse unit split ratio (a multiple of 2) would hold fractional units as a result of the reverse unit split.  As noted above, the NYSE Arca does not permit the trading of fractional units.  Unitholders otherwise entitled to fractional units as a result of the reverse unit split will receive cash in lieu of such fractional units.  The receipt of cash in lieu of fractional units will generally reduce a USNG Unitholder’s basis in USNG units by the amount of cash received.  If the amount of cash received in lieu of fractional units exceeds a USNG Unitholder’s aggregate basis in the Unitholder’s units, such Unitholder would recognize gain equal to the amount of such excess.  Other than in the case of USNG Unitholders receiving cash in excess of basis, the reverse unit split is not anticipated to result in the recognition of taxable gain to USNG Unitholders.

“Odd-Lot” Unit
Also, as a result of the reverse unit split, USNG may have outstanding, with respect to certain of its authorized purchasers, aggregations of less than 100,000 units required to make a redemption basket, or a so-called “odd-lot unit”.  Each of USNG’s authorized purchasers will be provided with a one-time opportunity to redeem any odd-lot unit resulting from the reverse unit split.

For a further discussion about USNG and the risks associated with an investment in USNG, see USNG’s Prospectus, which is available at www.unitedstatesnaturalgasfund.com.

Frequently Asked Questions About the Reverse Unit Split

1.	What is a reverse unit split?
A reverse unit split reduces the number of a fund’s outstanding units and results in a proportionate increase in the net asset value per unit (“NAV”) for that fund based on a predetermined ratio.  In a 2-for-1 reverse unit split, every 2 pre-split units held by a Unitholder are replaced with 1 post-split unit that has an NAV that is two times higher than that of the pre-split units.

2.	How does the reverse unit split affect a Unitholder’s investment in USNG?
The economic value of USNG’s units will not change as a result of the reverse unit split.  After the reverse unit split, a Unitholder will own fewer USNG units, but each USNG unit will have an NAV that is two times higher than that of the pre-split USNG units.

The reverse unit split will not affect any Unitholder’s percentage interest in USNG, except to the extent that the reverse unit split could result in a USNG Unitholder receiving cash in lieu of a fractional unit.  USNG Unitholders that hold quantities of USNG units that are not an exact multiple of 2 would be entitled to receive fractional units as a result of the reverse unit split.  However, the NYSE Arca does not permit the trading of fractional units.  As a result, Unitholders otherwise entitled to receive fractional units due to the reverse unit split will receive cash in lieu of such fractional units.

For example, a USNG Unitholder that holds 105 pre-split units would receive 52.5 post-split units if fractional units were permitted.  Since the NYSE Arca does not permit trading of fractional units, the Unitholder will hold 52 post-split units and will receive cash in lieu of the 0.5 fractional unit.

3.	How many units of USNG will be received as a result of the reverse unit split?
USNG will undergo a 2 for 1 reverse unit split.  At the close of trading on March 8, 2011, each USNG Unitholder will receive 1 post-split unit for every 2 pre-split units held.  No Unitholder will receive fractional units. Any Unitholder otherwise entitled to receive a fractional unit as a result of the reverse unit split will receive cash in lieu thereof

4.	When will the USNG reverse unit split take place?
USNG will effect the reverse unit split after the close of the markets on March 8, 2011.  The number of issued and outstanding USNG units will decrease as a result.  USNG Unitholders at the close of trading on March 8, 2011 will participate in the reverse unit split.  Post-split USNG units will begin trading on the NYSE Arca, on a split-adjusted basis, on March 9, 2011, the first trading day following the reverse unit split.

5.	Why has USNG decided to reverse split its units?
USNG has decided to implement the reverse unit split for three reasons.  First, the reverse unit split is expected to increase the marketability and liquidity of USNG units.  Second, the reverse unit split is anticipated to improve USNG’s tracking of the changes in percentage terms of the price of natural gas delivered at the Henry Hub, Louisiana, as measured by changes in the price of the “Benchmark Futures Contract” (as defined in the Prospectus).  Third, the reverse unit split will ensure that the value of USNG units is well above the NYSE Arca’s minimum continued listing requirements.

6.	Will the reverse unit split be a taxable transaction for USNG Unitholders?
Other than in the case of certain USNG Unitholders that receive cash in lieu of fractional units, the reverse unit split is not anticipated to result in the recognition of gain or loss by the USNG Unitholders.  If a Unitholder’s units were acquired on different dates, the reverse unit split may cause the Unitholder to have a split holding period in some or all of the Unitholder’s units.  As noted above, the NYSE Arca does not permit the trading of fractional units, and Unitholders otherwise entitled to fractional units as a result of the reverse unit split will receive cash in lieu of such fractional units.  The receipt of cash in lieu of fractional units may cause some USNG Unitholders to recognize taxable gains, but it is generally anticipated that the reverse unit split will not result in the recognition of gain or loss for Unitholders unless the amount of cash received by a Unitholder exceeds the Unitholder’s basis in the USNG units.  To the extent the amount of cash received in lieu of fractional units does not exceed a USNG Unitholder’s basis in the USNG units, the USNG Unitholder’s basis in its USNG units will be reduced by the amount of cash received, but the Unitholder will not recognize any gain or loss.  If the amount of cash received in lieu of fractional units exceeds a USNG Unitholder’s basis in the Unitholder’s units, such Unitholder would recognize gain equal to the amount of such cash received in excess of such Unitholder’s basis.  USNG Unitholders should consult their own tax advisors concerning the tax consequences of the USNG reverse unit split in light of their own unique circumstances.

7.	What will happen to USNG units sold before March 8, 2011?
Sales of USNG units occurring before the close of trading on March 8, 2011, the date of the reverse unit split, will not be impacted by the reverse unit split.  Such sale(s) would take place before the reverse unit split is effected, so the transaction would be executed at the pre-split price and quantity.

8.	What will happen to USNG units purchased before March 8, 2011?
Purchases of USNG units occurring before the close of trading on March 8, 2011 would take place before the reverse unit split, and therefore the transaction would be executed at the pre-split price and quantity.  USNG units not sold before the close of trading on March 8, 2011 will be affected by the reverse unit split.  After March 8, 2011, a USNG Unitholder will hold fewer units of USNG, but those units will have a higher NAV.

9.	What will happen to USNG units purchased or sold on or after March 9, 2011?
USNG units purchased or sold on or after March 9, 2011 will reflect the reverse unit split.  Starting on March 9, 2011 there will be fewer units of USNG available for purchase or sale, but the NAV per USNG unit will be higher.

10.	Will there be a new ticker or CUSIP number associated with the reverse unit split?
USNG’s ticker symbol, “UNG”, will not change as a result of the reverse unit split.  However, USNG’s CUSIP number will change.  USNG’s new CUSIP number after March 8, 2011 will be 912318110.

11.	Will the USNG reverse unit split affect a Limit or Good ‘Til Cancelled Order?
The reverse unit split will cancel Limit and Good ‘Til Cancelled orders for USNG units.  Investors should replace these orders following the reverse unit split and adjust orders to the post-split price.

An investment in units issued by USNG involves risks.  These risks can significantly impact the market value of USNG’s units.  Some of the risks you may face are summarized below:
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There is the risk that the changes in the price of USNG’s units on the NYSE Arca will not closely track the changes in the price of natural gas.  This could happen if the price of units traded on the NYSE Arca does not correlate closely with USNG’s NAV; the changes in USNG’s NAV do not closely correlate with the changes in the price of the Benchmark Futures Contract; or the changes in the price of the Benchmark Futures contract do not closely correlate with the changes in the cash or spot price of natural gas.  This is a risk because if these correlations do not exist, then investors may not be able to use USNG as a cost-effective way to invest directly in natural gas or as a hedge against the risk of loss in natural gas-related transactions.

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USNG seeks to have the changes in its units’ NAV in percentage terms track changes in the price of natural gas in percentage terms rather than profit from speculative trading in Natural Gas Interests.  The General Partner therefore endeavors to manage USNG’s positions in Natural Gas Interests so that USNG’s assets are, unlike those of other commodity pools, not leveraged (i.e., so that the aggregate value of USNG’s unrealized losses from its investments in such Natural Gas Interests in any time will not exceed the value of USNG’s assets).  There is no assurance that the General Partner will successfully implement this investment strategy.  If the General Partner permits USNG to become leveraged, you could lose all or substantially all of your investments if USNG’s trading positions suddenly turn unprofitable.  These movements in price may be the result of factors outside of the General Partner’s control and may not be anticipated by the General Partner.

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The price relationship between the near month contract to expire and the next month contract to expire that compose the Benchmark Futures Contract will vary and may impact both the total return over time of USNG’s NAV, as well as the degree to which its total return tracks other natural gas price indices’ total returns.  In cases in which the near month contract’s price is lower than the next month contract’s price (a situation known as “contango” in the futures markets), then absent the impact of the overall movement in natural gas prices the value of the benchmark contract would tend to decline as it approaches its expiration.  In cases in which the near month contract’s price is higher than the next month contract’s price (a situation known as “backwardation” in the futures markets), then absent the impact of the overall movement in natural gas prices the value of the benchmark contract would tend to rise as it approaches expiration.

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Investors may choose to use USNG as a means of investing indirectly in natural gas and there are risks involved in such investments.  The risks and hazards that are inherent in the natural gas industry may cause the price of natural gas to widely fluctuate.  The exploration for, and production of, natural gas is an uncertain process with many risks.  The cost of drilling, completing and operating wells for natural gas is often uncertain, and a number of factors can delay or prevent drilling operations and production.

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Investors, including those who participate in the natural gas industry, may choose to use USNG as a vehicle to hedge against the risk of loss and there are risks involved in hedging activities.  While hedging can provide protection against an adverse movement in market prices, it can also preclude a hedger’s opportunity to benefit from a favorable market movement.

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Unlike mutual funds, commodity pools or other investment pools that actively manage their investments in an attempt to realize income and gains from their investing activities and distribute such income and gains to their investors, USNG generally does not distribute cash to limited partners or other Unitholders.  You should not invest in USNG if you need cash distributions from USNG to pay taxes on your share of income and loss of USNG, if any, or for any other reason.

•	USNG invests primarily in Futures Contracts, and particularly in Futures Contracts traded on the New York Mercantile Exchange.
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Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, USNG’s future performance, or USNG’s future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance.  USNG does not have a specific policy or intent of updating or revising forward-looking statements.  Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors.  Please see USNG’s periodic reports and other filings with the SEC for a further discussion of these and other risks and uncertainties applicable to our business.  The forward-looking statements and projections contained in this press release are excluded from the safe harbor protection provided by Section 21E of the Securities Exchange Act of 1934.

For a further discussion about USNG and the risks associated with an investment in USNG, see USNG’s Prospectus, which is available at www.unitedstatesnaturalgasfund.com.